Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS/CONSENT SOLICITATION

November 4, 2022

Digital Health Acquisition Corp.

980 N Federal Hwy #304

Boca Raton, FL 33432

Digital Health Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus/consent solicitation.

Sincerely,

/s/ Scott Metzger
Scott Metzger